UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009
AVANEX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
40919 Encyclopedia Circle
Fremont, California 94538

(Address, including zip code, of principal executive offices)
(510) 897-4188

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 3.03. Material Modification to Rights of Security Holders
Item 5.01. Changes in Control of Registrant
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-3.1
EX-3.2

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As previously announced, at a special meeting of stockholders held on April 27, 2009, the stockholders of Avanex Corporation (the “Company”) voted to approve the adoption of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated January 27, 2009, by and among Oclaro, Inc. (formerly known as Bookham, Inc.), a Delaware corporation (the “Purchaser”), Ultraviolet Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”), and the Company. Effective as of April 27, 2009, the merger (the "Merger”) contemplated by the Merger Agreement was consummated and Merger Sub merged with and into the Company.
     As a result of the Merger, trading in the Company’s common stock on the NASDAQ Global Market was suspended prior to the open of trading on April 28, 2009 and the NASDAQ Global Market has filed an application on Form 25 with the Securities and Exchange Commission to report that the common stock of the Company is no longer listed on the NASDAQ Global Market.
Item 3.03. Material Modification to Rights of Security Holders.
     On April 27, 2009, pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock (other than shares held by the Purchaser, Merger Sub, or any subsidiary of Purchaser or the Company) were converted into the right to receive 5.426 shares of common stock, par value $0.01, of the Purchaser (“Purchaser Common Stock”) (and in certain cases a cash amount in lieu of fractional shares).
Item 5.01. Changes in Control of Registrant.
     Effective upon the filing of the Certificate of Merger on April 27, 2009 (the “Effective Time”), a change in control of the Company occurred. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock (other than shares held by the Purchaser, Merger Sub, any subsidiary of Purchaser or any subsidiary of the Company) were converted in to the right to 5.426 shares of Purchaser Common Stock (and in certain cases a cash amount in lieu of fractional shares). At the Effective Time, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Purchaser. At the Effective Time, (i) approximately 15,693,359 shares of the Company’s common stock were converted into the right to receive approximately 85,152,166 shares of Purchaser Common Stock, which included 58,929 shares of the Company’s common stock deemed issued upon the accelerated vesting of restricted stock units of the Company at the Effective Time and converted into approximately 319,748 shares of Purchaser Common Stock at the Effective Time, (ii) outstanding options to purchase 967,898 shares of the Company’s common stock were converted into options to purchase approximately 5,251,814 shares of Purchaser Common Stock, (iii) outstanding restricted stock units of the Company covering 370,269 shares of the Company’s common stock were converted into restricted stock units of Purchaser covering approximately 2,009,079 shares of Purchaser Common Stock, (iv) outstanding warrants exercisable for 489,308 shares of the Company’s common stock were converted into (and will be replaced by) warrants to purchase approximately 2,654,985 shares of the Purchaser Common Stock, (v) an outstanding warrant exercisable for 4,000 shares of the Company’s common stock was terminated, and (vi) an outstanding warrant exercisable for 179,917 shares of the Company’s common stock was terminated in exchange for a payment of approximately $112,353 in cash.
     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was included in as Annex A to the joint proxy statement/prospectus filed with the Securities and Exchange Commission on March 25, 2009.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Pursuant to the Merger Agreement, effective twenty-four hours following the Effective Time, all of the members of the Company’s Board of Directors resigned and the Purchaser, as the sole stockholder of the Company, appointed the following individuals as directors of the Company: Jerry Turin and Kate Rundle.
     Pursuant to the Merger Agreement, as of the Effective Time, all of the officers of the Company resigned and the following individuals became the officers of the Company: Jerry Turin, Chief Executive Officer and Chief Financial Officer and Kate Rundle, Secretary.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     In connection with the consummation of the Merger at the Effective Time, the Company’s Certificate of Incorporation and Bylaws were amended and restated. Copies of the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Avanex Corporation.

3.2	Amended and Restated Bylaws of Avanex Corporation

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION
Date: May 1, 2009	By:	/s/ Kate Rundle
Kate Rundle
Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Avanex Corporation.

3.2	Amended and Restated Bylaws of Avanex Corporation